EXHIBIT 10.14

Award Summary – 2004 Non-Employee Director Equity Grant

[First Name] [Last Name]

Deferred Stock Units	Date of Agreement and Award:	[Date]

	Number of Deferred Stock Units:	[Number] DSUs

	Vesting Date:	Earlier of (a) one year from Date of Award or (b) day prior to following year’s annual meeting of shareholders or (c) date of death

	Deferral Period Ends:	30 days following earlier of (a) termination of board service or (b) date of death